SOUTHWEST AIRLINES REPORTS NOVEMBER TRAFFIC

DALLAS, TEXAS – December 8, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 8.6 billion revenue passenger miles (RPMs) in November 2014, a 6.0 percent increase from the 8.1 billion RPMs flown in November 2013. Available seat miles (ASMs) increased 4.0 percent to 10.7 billion from the November 2013 level of 10.3 billion. The November 2014 load factor was 80.1 percent, compared to 78.6 percent in November 2013. For November 2014, passenger revenue per ASM (PRASM) is estimated to have increased in the four to five percent range, compared to November 2013. For fourth quarter 2014, the Company currently estimates PRASM will increase in the one to two percent range, as compared to fourth quarter 2013.
For the first eleven months of 2014, the Company flew 98.8 billion RPMs, compared to 95.4 billion RPMs flown for the same period in 2013, an increase of 3.6 percent. Year-to-date ASMs remained relatively flat at 119.9 billion compared to the 119.5 billion for the same period in 2013. The year-to-date load factor was 82.4 percent, compared to 79.8 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

NOVEMBER
	2014	2013	Change
Revenue passengers carried	9,011,648	8,563,456	5.2%
Enplaned passengers	10,898,103	10,459,885	4.2%
Revenue passenger miles (000s)	8,553,730	8,066,291	6.0%
Available seat miles (000s)	10,674,900	10,264,024	4.0%
Load factor	80.1%	78.6%	1.5 pts.
Average length of haul	949	942	0.7%
Trips flown	100,442	102,069	(1.6)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	100,902,542	98,768,187	2.2%
Enplaned passengers	124,100,764	121,667,407	2.0%
Revenue passenger miles (000s)	98,810,751	95,372,628	3.6%
Available seat miles (000s)	119,852,237	119,504,160	0.3%
Load factor	82.4%	79.8%	2.6 pts.
Average length of haul	979	966	1.3%
Trips flown	1,150,952	1,205,628	(4.5)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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